EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

Draft: August 21, 2007

STOCK PURCHASE AGREEMENT RE: [CONFIDENTIAL TREATMENT REQUESTED] CORPORATION.

THIS AGREEMENT is made on                                   , between [CONFIDENTIAL TREATMENT REQUESTED] corporation, [CONFIDENTIAL TREATMENT REQUESTED] and the person identified on the signature pages as “Seller Equityholder” hereinafter referred to as (the “Seller Equityholder” and sometimes “Seller”,) and VCG HOLDING CORPORATION, a Colorado Corporation on behalf of a [CONFIDENTIAL TREATMENT REQUESTED] corporation to be formed (“Buyer”).

BACKGROUND

A.                                   Seller owns [CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED] a [CONFIDENTIAL TREATMENT REQUESTED] corporation that operates a business commonly known as “[CONFIDENTIAL TREATMENT REQUESTED]”, located at [CONFIDENTIAL TREATMENT REQUESTED] (the “City”). [CONFIDENTIAL TREATMENT REQUESTED] operates an adult entertainment business which presents adult entertainment at its business location pursuant to a duly issued [CONFIDENTIAL TREATMENT REQUESTED] Liquor License, along with a [CONFIDENTIAL TREATMENT REQUESTED] License from the City (the “Business”).

B.                                     Seller, [CONFIDENTIAL TREATMENT REQUESTED] corporation, owns 100% of the outstanding stock in [CONFIDENTIAL TREATMENT REQUESTED].

C.                                     [CONFIDENTIAL TREATMENT REQUESTED] Corporation and an affiliate of Seller (“Landlord”) is the sole owner of the real property located at [CONFIDENTIAL TREATMENT REQUESTED], which it leases, on a completely TRIPLE net basis, to [CONFIDENTIAL TREATMENT REQUESTED].

D.                                    [CONFIDENTIAL TREATMENT REQUESTED] (“Seller Equityholder”) is the sole and only shareholder in Seller.

E.                                      Seller owns all of [CONFIDENTIAL TREATMENT REQUESTED]’s issued and outstanding capital stock.

F.                                      Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding stock in [CONFIDENTIAL TREATMENT REQUESTED] (the “Purchased Equity Interests” or the “Purchased Shares”) on the terms of and subject to the conditions of this Agreement.

G.                                  The Seller Equityholder is Seller’s chief executive officer and sole shareholder.

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H.                                   VCG Holding Corporation and Buyer, on one hand, and Seller and Seller Equityholder, on the other, have also agreed to not compete with each other in certain geographic areas, as provided in noncompetition agreements in the form agreed upon by the parties on the date of this Agreement (the “Noncompetition Agreements”).

AGREEMENTS

NOW, THEREFORE, in consideration of the Background and the terms and conditions set forth in this Agreement, each of the Seller, Seller Equityholder, VCG Holding Corporation and Buyer agree as follows:

1.                                       Agreement of Purchase and Sale of the Purchased Equity Interests. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and deliver to Buyer on the Closing Date the Purchased Equity Interests, free from all Encumbrances (as defined in Section 8.4), and Buyer agrees to purchase the Purchased Equity Interests from Seller.

2.                                       Purchase Price for Purchased Equity Interests.

2.1                              Shares to be Purchased. On the terms and conditions set forth in this Agreement, the Seller hereby sells, assigns, transfers, sets over and conveys to the Buyer on the Closing Date described below, the Purchased Equity Interests.

2.2                              Share Purchase Price. On the Closing Date, the Buyer shall pay the following purchase price in the manner set forth in Paragraph 2.3 and 2.4 below to Seller against receipt of the certificates for the Purchased Shares, duly endorsed for transfer or accompanied by duly executed stock powers as follows:

FOUR MILLION FIVE HUNDRED THOUSAND ($4,500,000.00) DOLLARS) for the Purchased Shares, together with a payment of One Million Dollars ($1,000,000) for the right to purchase the 100% of the shares of [CONFIDENTIAL TREATMENT REQUESTED] corporation which owns and operates an adult entertainment business in [CONFIDENTIAL TREATMENT REQUESTED] (the “[CONFIDENTIAL TREATMENT REQUESTED] Business”) (hereinafter, “Option Payors. The $1 million payment is non refundable, but shall be applied to the purchase price owed to Seller by Buyer for the purchase of the [CONFIDENTIAL TREATMENT REQUESTED] Business as long as Buyer acquires the [CONFIDENTIAL TREATMENT REQUESTED] Business within 90 days of execution of a definitive agreement relative to the [CONFIDENTIAL TREATMENT REQUESTED] Business, or a reasonable time thereafter, provided both parties are acting in good faith towards a closing.

In addition, Seller and Buyer shall make appropriate adjustment for operating costs that straddle the Closing Date, such as property taxes, insurance and utilities (the “Closing Adjustments”)

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2.3                                Payment of Purchase Price. On the Closing Date, the Buyer shall pay to the Seller in cash or by certified check for the purchase of all of the issued and outstanding shares in [CONFIDENTIAL TREATMENT REQUESTED], and for the [CONFIDENTIAL TREATMENT REQUESTED] Business purchase option, the sum of FIVE MILLION FIVE HUNDRED THOUSAND ($5,500,000.00) DOLLARS) payable as follows:

a.                       $50,000.00 from escrow deposited at the time of the of the execution of the letter of intent;

b.                      $5,450,000.00 in immediately available funds, by wire transfer to an account designated by Seller.

2.4                              The allocation of the purchase price is set forth in Exhibit 24a attached hereto [To be reviewed by Seller’s accountants and tax lawyer] and incorporated by reference herein. In addition, Buyer shall pay at closing all pre-paid items set forth on Exhibit 2.3b. In addition, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the net Closing Adjustment as defined in Article 2.2 hereinabove.

2.5                              Transfer of License(s): Seller shall assist Buyer in acquiring, in Buyer’s own name, all liquor licenses and permits used in connection with the Business, as well as the [CONFIDENTIAL TREATMENT REQUESTED] license issued by the City, which shall permit the Buyer to operate the Business in substantially the same manner it is presently being operated. In the event that the Buyer is not able to acquire the liquor license or any City issued license on or before the Closing Date, then this Agreement shall terminate and the Buyer shall be entitled to a full refund of any payments, whether to escrow or to the Seller.

2.6                                No Liabilities. Prior to the Closing Date, Seller shall have caused all known liabilities and obligations of [CONFIDENTIAL TREATMENT REQUESTED] to be satisfied, other than with respect to liabilities arising from the contracts accepted by Buyer (the “Assumed Contracts”) and set forth on Schedule 8.17, and with respect to such contracts only for products and services provided to [CONFIDENTIAL TREATMENT REQUESTED] after the Closing Date (the “Future Liabilities”).

2.7                                Asset in Business: As of the Closing Date, the Seller will inusre that [CONFIDENTIAL TREATMENT REQUESTED] owns all of the leases presently in existence, along with all equipment, furniture, and fixtures, and personal property in substantially the same form as they existed as of the date this Agreement is executed.

2.8                                Excluded Assets. Buyer is not entitled to, and Seller may distribute from [CONFIDENTIAL TREATMENT REQUESTED] to the “Seller Equityholder), the following assets of [CONFIDENTIAL TREATMENT

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                                                REQUESTED], to the extent existing or arising out of facts occurring before the Closing Date: cash, cash equivalents, bank accounts, accounts receivable, credit card processing agreements and other similar assets relating to amounts earned before the Closing Date but subject to the “Closing Adjustments.”

3.                                       Related Agreements.

3.1                                 Noncompetition Agreements. At the Closing, VCG Holding Corporation the “Buyer,” and the Seller and the Seller Equityholder, shall execute and deliver to each other the Noncompetition Agreements and Confidentiality Agreement in the form attached hereto as Exhibit 3.1. The Non-Compete Agreements shall provide for the Seller Equityholder not to compete with VCG Holding Corporation, the Buyer, for a period of 3 years and a radius of 50 miles from [CONFIDENTIAL TREATMENT REQUESTED]’s location and for VCG Holding Corporation, the Buyer not to compete with Seller or Seller Equityholder for a period of three years in any area within 50 miles of any existing businesses of Seller or Seller Equityholder or in which Seller Equityholder has a controlling interest, except for [CONFIDENTIAL TREATMENT REQUESTED], a listing of all such business is attached as an addendum to this Agreement, for which Seller and Seller Equityholder have granted VCG a first right of refusal on the sale of such businesses as consideration for this provision. In each case, the restrictions shall apply to all affiliate businesses of Buyer and Seller Equityholder. It is the intent of the parties that neither Buyer nor Seller will operate within fifty (50) miles of a present or future location of the other, large metropolitan areas and [CONFIDENTIAL TREATMENT REQUESTED] excluded, and which shall include the metropolitan markets with greater then 3 million persons in terms of overall population, along with all present locations where either party presently operates.

3.2                                 Lease. At the time of closing, Buyer and Landlord will enter into a commercially reasonable lease, to be mutually agreed upon by the parties for the lease of the Real Property located at [CONFIDENTIAL TREATMENT REQUESTED]. The minimum term of the lease shall be for a period of at least 25 years and the lease shall provide a right of first refusal to acquire the property should Landlord desire to sell the property or upon death of all owners of Landlord, but a sale between the present shareholders of Landlord to one another or among their respective heirs, will not trigger the right of first refusal, nor shall any gifts to the heirs of such owner.

4.                                       Pre-closing Actions. Before the Closing:

4.1                              Conduct of Business. Seller shall cause [CONFIDENTIAL TREATMENT REQUESTED] to carry on and conduct the Business only in the ordinary course consistent with past practice, without any material change in the policies, practices, and methods [CONFIDENTIAL TREATMENT REQUESTED] pursued before the date of this Agreement. Seller will use its

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                                                best efforts and cause [CONFIDENTIAL TREATMENT REQUESTED] to use its best efforts to preserve the Business organization intact; to preserve the relationships with [CONFIDENTIAL TREATMENT REQUESTED]’s customers, suppliers, and others having business dealings with [CONFIDENTIAL TREATMENT REQUESTED]; and to preserve the services of [CONFIDENTIAL TREATMENT REQUESTED]’s employees, agents, and representatives. Without limitation of the foregoing, (a) Seller will cause [CONFIDENTIAL TREATMENT REQUESTED] not to undertake without Buyer’s prior written consent (not to be unreasonably withheld or delayed) any action that, if taken before the date of this Agreement, would be required to be disclosed on Schedule 8.12, and (b) Seller will cause [CONFIDENTIAL TREATMENT REQUESTED] not to alter the physical contents or character of any of its inventories in a way that materially affects the nature of the Business or results in a material change in the total dollar valuation of the inventories or otherwise take action or refrain from taking action that would result in any material change in [CONFIDENTIAL TREATMENT REQUESTED]’s assets or liabilities, in each case other than in the ordinary course of business consistent with past business practices.

4.2                              Access to Buyer. From the date of this Agreement through the Closing, Seller shall cause [CONFIDENTIAL TREATMENT REQUESTED] to permit Buyer and its representatives to make a full business, financial, accounting, and legal investigation of [CONFIDENTIAL TREATMENT REQUESTED]. Seller shall cause [CONFIDENTIAL TREATMENT REQUESTED] to take all reasonable steps necessary to cooperate with Buyer in conducting this investigation. No such investigation by Buyer or its representatives or any knowledge obtained or that could have been obtained shall affect the representations and warranties of Seller or Buyer’s reliance on them.

4.3                              UCC Filings. Buyer will conduct a Uniform Commercial Code search result for the State of [CONFIDENTIAL TREATMENT REQUESTED], and in [CONFIDENTIAL TREATMENT REQUESTED] showing no security interests or liens naming [CONFIDENTIAL TREATMENT REQUESTED] as a debtor, other than those acceptable to the Buyer or released prior to or at the time of the Closing described herein.

4.4                              Accuracy of Representations and Warranties and Satisfaction of Conditions. Seller will immediately advise Buyer in writing if (a) any of the representations or warranties of Seller is untrue or incorrect in any material respect, or (b) Seller becomes aware of the occurrence of any event or state of facts that results in any of the representations and warranties of Seller being untrue or incorrect as if Seller were then making them. Seller will not take any action, or omit to take any action, and shall cause [CONFIDENTIAL TREATMENT REQUESTED] not to take any action, or omit to take any action, that would result in any of Seller’s representations and warranties set forth in this Agreement to be untrue or incorrect as of the Closing Date. Seller will use its best efforts to cause all conditions set forth in Section 5 that are

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                                                within its control to be satisfied as promptly as practicable under the circumstances.

5.                                       Conditions Precedent to Buyer’s Obligations.

Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by Buyer) before or at the Closing of each of the following conditions:

5.1                              Accuracy of Representations and Warranties. The representations and warranties of Seller in Article 8, hereinafter and all related documents shall be true and correct on the date of this Agreement and at and as of the Closing.

5.2                              Performance of Covenants. Seller shall have in all respects performed and complied with all covenants, agreements, and conditions that this Agreement requires, and with all other related documents to be performed or complied with before or at the Closing. The Seller shall have executed and delivered the Non-competition Agreements, the Waivers, the Forms W-9 referred to in Section 8.22(e), and the Certificates of Non-foreign Status referred to in Section 11.3. To the extent that any buy-sell agreements exist between any parties relative to the shares being sold in [CONFIDENTIAL TREATMENT REQUESTED], they have been terminated.

5.3                              Satisfactory Due Diligence Review. All due diligence by Buyer has been completed, and Buyer has notified Seller Equityholder in writing of the successful completion of the Due Diligence. Seller represents that all materials provided to Buyer during the course of due diligence are truthful and accurate, to the best of Seller’s knowledge.

5.4                              Permits. Buyer shall have acquired all licenses and permits that in Buyer’s opinion are necessary to operate the Business after the Closing. These include, but are not limited to, a Liquor License issued by the State of [CONFIDENTIAL TREATMENT REQUESTED] and a [CONFIDENTIAL TREATMENT REQUESTED] License issued by the City of [CONFIDENTIAL TREATMENT REQUESTED]. There shall be no material change in the ability of the Buyer to conduct business in the manner in which it is currently being operated.

5.5                              No Casualty. Before the Closing Date, Seller shall not have incurred, or be threatened with, a material liability or casualty that would materially impair the value of the Business.

5.6                              Opinion of Counsel. Buyer shall have received the favorable opinion of counsel to Seller dated the Closing Date and in form and substance satisfactory to Buyer’s counsel that the Seller is a corporation in good standing and that Seller is lawfully entitled to sell the stock in [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL

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                                                TREATMENT REQUESTED].

5.7                              Equity Interest Certificates. Seller shall have delivered to Buyer stock certificates representing all of the Purchased Equity Interests registered in the name of the Seller (without any restrictive legend). The certificates shall be endorsed in blank or with accompanying signed assignments. Seller shall also deliver to Buyer such other instruments or documents that shall, in the reasonable opinion of the Buyer’s counsel, be reasonably required to vest good title in Buyer to the Purchased Equity Interests free from all Encumbrances.

5.8                              Certificates Regarding Conditions Precedent. The Seller shall have delivered to Buyer certificates of the Seller certifying that as of the Closing Date all of the conditions set forth in Sections 5.1, 5.2, 5.5, 5.7, 5.10, and 5.12 have been complied with, satisfied or waived by Buyer.

5.9                              No Litigation. No proceeding or investigation shall have been instituted before or by any court or governmental body to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that might affect Buyer’s right to own the Purchased Equity Interests or for Buyer to own, operate, and control the Business after the Closing Date.

5.10                           Lien Search. Buyer shall have obtained UCC lien searches in form and content satisfactory to Buyer.

5.11                        Consents. Seller shall have obtained in writing all consents necessary or desirable to consummate or facilitate consummation of this Agreement and any related transactions. The consents shall be delivered to Buyer before Closing and shall be reasonably acceptable to Buyer in form and substance.

5.12                        Environmental Investigation. Buyer waives the right to perform a environmental investigation of the property at this time, however reserve the right to conduct such a investigation at the time that it exercises its first right of offer to acquire the property. Nothing shall affect the Seller’s representations and warranties in Section 8.25 or Buyer’s reliance on them or Seller’s indemnification obligations under Section 10 hereinafter.

5.13                        Waivers. Seller shall have delivered to Buyer a statement from each of the Seller and each of [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED]’s officers and directors, in form and substance acceptable to respective Buyer, that each either waives or has no claim, as appropriate, against the corporation for unpaid dividends, bonuses, profit sharing, rights, or other claims of any kind, nature, or description except salaries and fringe benefits normally accrued and described in the statement or otherwise contemplated under this Agreement.

5.14                        Resignations. Each director and officer of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] shall

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               have delivered to Buyer resignations from their positions.

5.15                        Other Documents and Instruments. Buyer shall have received any other documents and instruments from Seller as it may reasonably request.

5.16                        Approvals by Buyer’s Counsel. Buyer’s counsel shall have reasonably approved all legal matters and the form and substance of all documents Seller, or Seller Equityholder are required to deliver at the Closing.

5.17                        Payment of all Liabilities. All known liabilities (including all vendors, personal and real property taxes, and utilities) of the Sellers incurred prior to the Closing date of the respective purchase shall have been paid in full by the respective company or the corporate funds necessary to pay such expenses shall be escrowed or allocated from the Corporate Operating Account until such time as satisfactory evidence of the payment of the expense has been received by the Buyer.

6.                                    Conditions Precedent to Seller’s Obligations. Seller’s obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Seller ) of each of the following conditions before or at the Closing:

6.1                              Accuracy of Representations and Warranties. Buyer’s representations and warranties contained in this Agreement and all related documents shall be true and correct on the date of this Agreement and at and as of the Closing.

6.2                              Performance of Covenants. Buyer shall have in all respects performed and complied with all covenants, agreements, and conditions required by this Agreement and all related documents that must be performed or complied with before or at the Closing.

7.                                       Closing Matters.

7.1                              Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of [CONFIDENTIAL TREATMENT REQUESTED] within 14 days of the date that all license and permits are approved for transferor at another place and/or on another date that the parties agree on (the “Closing Date”).

All transactions and all documents executed and delivered at the time of Closing shall be deemed to have occurred simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions have occurred and all documents have been executed and delivered. For the purposes of this Agreement, the term Business Day means a day other than a Saturday or Sunday on which banks are generally open for business in [CONFIDENTIAL TREATMENT REQUESTED].

7.2                              Certain Closing Expenses. Seller shall be liable for and shall pay all federal, state, and local sales, use, excise, and documentary stamp taxes and all other

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                                                similar taxes, duties, or other like charges properly payable on and in connection with the conveyance and transfer of the Purchased Equityholder Interests to Buyer.

7.3                               Further Assurances. Seller shall cooperate with and assist Buyer and take all other reasonable actions to ensure a smooth transition of the Business to Buyer. From time to time after the Closing Date, Seller shall, at the request and expense of Buyer, execute and deliver additional conveyances, transfers, documents, instruments, assignments, applications, certifications, papers, and other assurances that Buyer requests as required to effectively carry out this Agreement’s intent in good faith and to transfer the Purchased Equityholder Interests to Buyer.

7.4                               Title and Liens. At the Closing, title to the assets owned by [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] shall be free, clear, and unencumbered, as specifically set forth in this Agreement. To this end at the closing, the Seller shall cause to be delivered all of the following:

a.                                       Lien Search. Buyer at its expense shall have obtained a tax lien search and financing statement search, both certified to a date at or near the Closing Date and each showing that no tax, mechanics, or other liens have been filed against the property. Seller shall reasonably cooperate with Buyer to conduct such a search.

b.                                      Application for Conditional Tax Clearance. Seller shall provide Buyer a letter from the appropriate [CONFIDENTIAL TREATMENT REQUESTED] authorities concerning liability of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] for sales or withholding taxes, both as of a date near the Closing Date and each showing that [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] are not in arrears on payments relating to the above referenced taxes.

7.5                               Income Taxes. Buyer and Seller agree that Buyer shall be responsible for all taxes based on [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED]’s taxable income, to the extent accrued on and after the Closing Date and that Seller shall be responsible for those amounts before the Closing Date. In order to effect this provision, the parties agree that Seller shall cause [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] to close its books and determine the net taxable income and federal and state taxes for the pro rated year ending on the day before the Closing Date and shall include the tax due as a closing adjustment under Article 2.2 and Exhibit 2.4.

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8.                                       Seller’s Representations and Warranties.

The Seller represents and warrants to Buyer as follows as of the date of this Agreement and as of the Closing Date, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

8.1                               Organization and Standing. [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] are corporations organized, validly existing, and in good standing under the laws of the state of incorporation, and have all requisite corporate power and authority to own its property and conduct its business as it is now being conducted. The nature of the business and the character of the properties [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] own or lease do not make licensing or qualification of as a foreign entity necessary under the laws of any other jurisdiction. Except for the use of the name “[CONFIDENTIAL TREATMENT REQUESTED]” or otherwise as set forth in Schedule 8.1 (need Schedule). [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] have not in the last five years used or assumed any other name in connection with the conduct of its business.

8.2                               Articles and Bylaws. Schedule 8.2 contains true and complete copies of [CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED]’s Articles of Incorporation and Bylaws.

8.3                               Capitalization. [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED]’s authorized capital stock consists solely of                         shares of common stock, of which                     shares are issued and outstanding respectively. All of the issued and outstanding Seller Equity Interests are owned of record and beneficially by the Seller . A true and complete list of the certificate numbers and number of all shares held by the Seller is set forth in Schedule 8.3. There are no options, calls, subscriptions, warrants, agreements, or other securities or rights outstanding for the purchase or other acquisition of Seller’s Equityholders Interests; that are convertible into, exercisable for, or relate to Seller’s Equityholder Interests; or that have any voting rights. Neither Corporation has any outstanding contractual obligations to repurchase, redeem, or otherwise acquire any outstanding shares of Seller’s Equityholder Interests. Seller is not a party to any Buy-Sell Agreement that would affect in any manner any of the transactions contemplated in this Agreement.

8.4                               Seller Equityholder Interests. Seller is the lawful owner of the Purchased Equity Interests, free from all pledges, liens, security interests, encumbrances, mortgages, adverse claims, charges, options, equity interests, proxies, voting agreements or trusts, leases, tenancies, easements, or other interests (“Encumbrances”). All shares of the Purchased Equityholder Interests have been authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights. On delivery to Buyer at the Closing of the Purchased Equityholder Interests, endorsed for transfer, Buyer will be the absolute owner

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               of the Purchased Equityholder Interests, free from all Encumbrances arising by or through Seller, [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED].

8.5                               Authorization. Seller has the requisite legal capacity to execute, deliver, and perform this Agreement and the Noncompetition Agreements (the “Related Agreements”) to which they are a party and to consummate any related transactions. Seller has duly executed and delivered this Agreement. This Agreement is, and the Related Agreements when executed and delivered by the parties to them will be, legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

8.6                                 Existing Agreements and Governmental Approvals.

a.                       Except as set forth in Schedule 8.6, the execution, delivery, and performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated by them (i) do not and will not violate any provisions of law applicable to Seller or [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED];(ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both)Seller’s respective Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust; other instrument, contract, or agreement; or any order, judgment, arbitration award, or decree to which Seller or Seller Equityholder is a party or by which it or any of its assets and properties are bound; and (iii) do not and will not result in the creation of any Encumbrance on any of the properties, assets, or business of Seller, [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED].

b.                      Except as set forth in Schedule 8.6, no approval, authority, or consent of or filing by Seller, [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency, or any other corporation, limited liability company, partnership, individual, or other entity is necessary to authorize the execution and delivery of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated by this Agreement or any of the Related Agreements.

8.7                               No Subsidiaries. [CONFIDENTIAL TREATMENT REQUESTED] does not have any subsidiaries or directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity, other than a 100% interest in [CONFIDENTIAL TREATMENT REQUESTED].

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8.8                               No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or, to the Best Knowledge of Seller Equityholder, threatened. Neither Seller nor [CONFIDENTIAL TREATMENT REQUESTED] have taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. For the purposes of this Agreement, the phrase Best Knowledge of Seller Equityholders means the knowledge that the Seller Equityholder has or would have after due inquiry into the matter in question.

8.9                               Permits and Licenses. [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] have all necessary permits, certificates, licenses, approvals, consents, and other authorizations required to carry on and conduct the Business and to own, lease, use, and operate its assets at the place and in the manner in which the Business is presently conducted. A complete list of all permits, certificates, licenses, approvals, consents, and other authorizations is included in Schedule 8.9.

8.10                         Financial Statements. [To be reviewed by Seller’s accountants]Seller has delivered to Buyer the financial statements for the Corporations listed in Schedule 8.10, and Seller shall deliver, before the Closing, copies of financial statements for each full month before the Closing after the periods reflected in such listed financial statements (the “Financial Statements”). The Financial Statements fairly and accurately present the financial position of [CONFIDENTIAL TREATMENT REQUESTED] and its affiliates as of the dates indicated and the results of its operations as of the dates indicated and for the periods covered thereby, and are and will be true and correct in all material respects, subject to year-end adjustments. All inventories reflected in the Financial Statements have been and will be valued at the lower of cost or market value, with cost determined using the last-in, first-out method; adequate provision has been and will be timely made in the Financial Statements for doubtful accounts or other receivables; sales are stated in the Financial Statements net of discounts, returns, and allowances; all Taxes (as defined in Section 8.22) due or paid are and will be timely reflected in the Financial Statements; and all Taxes not yet due and payable are and will be fully accrued or otherwise provided for in the Financial Statements. Any items of income or expense that are unusual or of a nonrecurring nature during any such period or at any such balance sheet date are and will be separately disclosed in the Financial Statements. Except as otherwise disclosed on Schedule 8.10, Seller’s books, records, and work papers are complete and correct and accurately reflect, and will accurately reflect, in all material respects the basis for the financial condition and the results of [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED]’s operations that are set forth in the Financial Statements.

CONFIDENTIAL TREATMENT REQUESTED

8.11                         No Undisclosed Liabilities. Except as otherwise disclosed on Schedule 8.11 or in the Financial Statements, (none of which have or will have arisen as a result of negligence, gross negligence, strict liability, tort, toxic tort, environmental liabilities, violations of law, or default under any Contract or Commitment attributable to [CONFIDENTIAL TREATMENT REQUESTED] or for which [CONFIDENTIAL TREATMENT REQUESTED] shall be responsible), [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] do not have any debts, liabilities, or obligations or any kind or character whatsoever, whether accrued, absolute, contingent, matured, not matured, known, unknown, or otherwise, of a character as would be required to be reflected in any balance sheet prepared in accordance with GAAP.

8.12                         Conduct of Business. Except as otherwise disclosed on attached Schedule 8.12, since the date of execution of the Letter Agreement dated June 7, 2007 (“the Letter Agreement), [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED] have not:

a.                       Issued any capital stock or other securities convertible into or exchangeable or exercisable for capital stock or having voting rights; declared or paid any dividend; made any other payment from capital or surplus or other distribution of any nature; or directly or indirectly redeemed, purchased, or otherwise acquired, recapitalized, or reclassified any of its capital stock.

b.                      Merged with any other entity.

c.                       Altered or amended its Articles of Incorporation or Bylaws.

d.                      Entered into, materially amended, or terminated any contract, license, lease, commitment or permit, except in the ordinary course of business consistent with past practices.

e.                       Experienced any labor disturbance.

f.                         Incurred or become subject to any obligation or liability (absolute, accrued, contingent or otherwise), matured, not matured, except (i) in the ordinary course of business consistent with past practices and (ii) in connection with the performance of this Agreement.

g.                      Discharged or satisfied any Encumbrance or paid or satisfied any obligation or liability (absolute, accrued, contingent, or otherwise) other than (i) liabilities shown or reflected in the respective balance sheet dated                          or (ii) liabilities incurred since the date of the balance sheet, in each such case only in the ordinary course of business consistent with past practices and in accordance with the express terms of such obligation or liability.

h.                      Mortgaged, pledged, or subjected to any Encumbrance any of its assets.

CONFIDENTIAL TREATMENT REQUESTED

i.                          Sold, transferred, or agreed to sell or transfer any asset or business; cancelled or agreed to cancel any debt or claim; or waived any right, except in the ordinary course of business consistent with past practices.

j.                          Disposed of or permitted to lapse any Intellectual Property.

k.                       Granted any increase in employee rates of pay or any increases in salary payable or to become payable to any officer, employee, consultant, or agent, or by means of any bonus or pension plan, contract, or other commitment increased the compensation of any officer, director, employee, consultant, or agent, or hired any new officer, employee, consultant, or agent, except in the ordinary course of business.

l.                          Made or authorized any capital expenditures for additions to plant or equipment accounts in excess of $10,000.00.

m.                    Entered into any transaction (including, without limitation, any contract or other arrangement providing for employment, furnishing of services, rental of real or personal property, or otherwise requiring payments) with any shareholder, officer, or director of [CONFIDENTIAL TREATMENT REQUESTED]; any member of their immediate families; or any of their affiliates.

n.                      Experienced any material damage, destruction, or loss (whether or not covered by insurance) affecting its properties, assets, or Business.

o.                      Failed to regularly maintain and repair its assets in the ordinary course of business consistent with past practices.

p.                      Instituted or settled any litigation, action, or proceeding before any court or governmental body relating to it or its property.

q.                      Made any change in any method of accounting or any accounting practice or suffered any deterioration in accounting controls.

r.                         Varied, cancelled, or allowed to expire any insurance coverage, except as agreed by the parties in writing.

s.                       Made any payment or disbursement of moneys or property or declared or paid any dividend or other distribution to or on behalf of any officer, director, or shareholder of [CONFIDENTIAL TREATMENT REQUESTED] or any member of the immediate families of any of the Seller Equityholder, or any affiliate, other than for payment of compensation or reimbursement of expenses in accordance with past practices.

t.                         Entered into any other transaction other than in the ordinary course of business consistent with past practices.

u.                      Agreed or committed to do any of the foregoing.

8.13                         No Adverse Changes. Except as otherwise disclosed in Schedule 8.13, since

CONFIDENTIAL TREATMENT REQUESTED

the date of execution of the Letter Agreement, there has not been any occurrence, condition, or development that has adversely affected, or is likely to adversely affect, the Seller, or its prospects, condition (financial or otherwise), operations, assets, or the Business.

8.14                         Employees. That except as disclosed on Schedule 8.14 (Schedule), there is not now, nor has there been at any time during the past five years, any strike, lockout, grievance filing, other similar labor dispute against [CONFIDENTIAL TREATMENT REQUESTED] or that in any manner affects [CONFIDENTIAL TREATMENT REQUESTED]. [CONFIDENTIAL TREATMENT REQUESTED] is and has been, to the best of its knowledge, in compliance with all rules regulating employee wages and hours. Buyer acknowledges that [CONFIDENTIAL TREATMENT REQUESTED] has not treated the entertainers as employees and that such treatment is of an uncertain nature. This acknowledgement pertains to the entertainer/employee issue every where it is mentioned in this Agreement. On or before the Closing Date, [CONFIDENTIAL TREATMENT REQUESTED] shall have paid all its accrued obligations relating to employees (whether arising by operation of law, by contract, or by past service) or payments to trusts or other funds, to any governmental agency, or to any individual employee (or his or her legal representatives) with respect to unemployment compensation benefits, profit sharing, retirement benefits, or Social Security benefits. [CONFIDENTIAL TREATMENT REQUESTED] has, to the best of its knowledge, complied with all requirements of the U.S. Immigration and Nationality Act, as amended, including without limitation all employment verification and antidiscrimination provisions applicable to current and former employees of [CONFIDENTIAL TREATMENT REQUESTED].

8.15                         Employee Benefit Plans. [Subject to review by Seller’s accountants.]

a.                       Schedule 8.15 contains a true and complete list of all plans, contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, bonuses, deferred compensation, retirement, severance, hospitalization, insurance, salary continuation, and other benefit plans, programs, or arrangements) maintained currently or at any time within the previous five years by [CONFIDENTIAL TREATMENT REQUESTED] or under which [CONFIDENTIAL TREATMENT REQUESTED] has had any obligations with respect to an employee, director, or shareholder of [CONFIDENTIAL TREATMENT REQUESTED] (the “Plans”).

b.                      True, correct, and complete copies of the following documents, wit respect to each of the Plans, if applicable, have been made available or delivered to the Buyer: (i) any plans and related trust documents, and amendments thereto; (ii) the two most recent Forms 5500; (iii) the last IRS determination letter, if applicable; (iv) the most recent actuarial report; (v) summary plan descriptions; (vi) the two most recent Forms PBGC-1, and (vii) with respect to any Plan that is maintained pursuant to a collective bargaining agreement, all collective bargaining agreements pursuant to which

CONFIDENTIAL TREATMENT REQUESTED

                                                contributions are being made or obligations are owed to such Plan, and all contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any such Plan.

c.                       Except as specifically set forth in Schedule 8.15, (i) each Plan that is an employee pension benefit plan, (if any) as defined in Section 3(2) of ERISA, 29 USC 1002(2), and its related trust (“Pension Plan and Trust”) now meet, and since their inception have met, the requirements for qualification under Sections 401(a) and, if applicable, 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and are now, and since their inception have been, exempt from taxation under IRC 501(a), and the Internal Revenue Service (IRS) has issued a current favorable determination letter with respect to the qualified status of each Pension Plan and Trust and has not taken any action to revoke such letter; (ii) [CONFIDENTIAL TREATMENT REQUESTED] has performed all obligations required to be performed by it under the Plans (including, but not limited to, the making of all contributions) and is not in default under and has no knowledge of any default by any other party to the Plans; (iii) each Plan is in material compliance as to form and operation, in accordance with all applicable provisions of the Code and ERISA and any other applicable federal and state laws (including rules and regulations thereunder), and each Plan has been operated in compliance with such laws and written plan documents; (iv) neither [CONFIDENTIAL TREATMENT REQUESTED] nor, to the Best Knowledge of Seller Equityholder, any other disqualified person or party in interest, within the meaning of IRC 4975 or Section 3(14) of ERISA, 29 USC 1002(14), has engaged in any prohibited transaction, as this term is defined in IRC 4975 or Section 406 of ERISA, 29 USC 1106, that could, following the Closing Date, subject any Plan (or its related trust), Buyer, [CONFIDENTIAL TREATMENT REQUESTED], or any officer, director or employee of Buyer or [CONFIDENTIAL TREATMENT REQUESTED], to any tax or penalty imposed under the Code or ERISA; (v) there are no actions or claims pending (other than routine claims for benefits) or, to the Best Knowledge of Selling Equityholder, threatened against any Plan or against the assets of any Plan; (vi) no Plan is subject to Part 3 of Title I of ERISA, Section 412 of the Code, or Title IV of ERISA; (vii) each Plan’s plan official, as defined in Section 412 of ERISA, 29 USC 1112, is bonded to the extent required by Section 412;(viii) no proceeding has been initiated to terminate any Plan, and any such termination will not subject [CONFIDENTIAL TREATMENT REQUESTED] or Buyer to liability to any person; (ix) no Plan is a multiemployer plan, as defined in Section 3(37) of ERISA, 29 USC 1002(37); (   x) no retiree benefits are payable under any Plan that is an employee welfare benefit plan (“Welfare Plan”), as this term is defined in Section 3(1) of ERISA, 29 USC 1002(1); and (xi) each Welfare Plan that is a group health plan within the meaning of IRC 5000 complies with and in each case has complied with the applicable requirements of Sections 601 through 608 of ERISA, 29 USC 1161–1168, and IRC 4980B.

d.                      [CONFIDENTIAL TREATMENT REQUESTED] has not incurred or will not incur with respect to any Plan that is an employee benefit plan, as defined in Section (3)(3) of ERISA, 29 USC 1002(3),any actual or contingent liability, including, but not limited to, liability under Section 601 through 608 of ERISA, 29 USC 1161–1168,

CONFIDENTIAL TREATMENT REQUESTED

                        and IRC 4980B, any withdrawal liability from any multiemployer pension plan, any termination or withdrawal liability under Sections 4062, 4063, or 4064 of ERISA, 29 USC 1362,1363, or 1364, any accumulated funding deficiency as such term is defined in Section 302 of ERISA, 29 USC 1082, and IRC 412 (whether or not waived), any requirement to make any contributions to any multiemployer plan, solely as a result of Seller being a member of a controlled group of corporations, or treated as a single employer with any other entity within the meaning of IRC 414(b),414(c), 414(m), or 414(n) arising from or incurred with respect to any period before the Closing Date.

8.16                        Certain Employees. Each of the following is included in the list of agreements in Schedule 8.15: all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation plans, pension or retirement plans, participation plans, tip-pooling arrangements, profit-sharing plans, equity interest purchase and equity interest option plans, hospitalization insurance, and other plans and arrangements, providing for compensation and/or benefits to [CONFIDENTIAL TREATMENT REQUESTED]’s employees, directors, or shareholders.

a.                       Schedule 8.16 contains a true and complete list of the following: the names, positions, and compensation of the present directors, officers, employees, and current independent contractors of [CONFIDENTIAL TREATMENT REQUESTED]. Except as listed in Schedule 8.16, all [CONFIDENTIAL TREATMENT REQUESTED]’s employees are employees-at-will, may be terminated at any time in accordance with the written policies (copies of which are contained in Schedule 8.16) of [CONFIDENTIAL TREATMENT REQUESTED] for any lawful reason or for no reason, and are not entitled to employment by virtue of any oral or written contract, employer policy, or otherwise.

b.                      No retired employees of [CONFIDENTIAL TREATMENT REQUESTED] are receiving or are entitled to receive any payments or health or other benefits from [CONFIDENTIAL TREATMENT REQUESTED].

c.                       Buyer agrees to continue employment of all employees post closing as at-will employees. Seller Equityholder agrees that he will not solicit/hire any employee provided that Buyer maintains its current compensation program, and provided Buyer does so, then Seller Equityholder may not solicit or hire any employee to work for him or any related entity for 6 months from the Closing Date; furthermore, for the 6 months after such initial 6-month period, Seller Equityholder agrees that he will consult with Buyer before soliciting/hiring any such employee. If Buyer changes the Compensation Program and such change results in the Employee making substantially less income, then the non-hiring provision shall not apply. The same provisions shall apply to entertainers, except that if an entertainer shows up unsolicited to another location owned or affiliated with Seller Equityholder, they will be permitted to work. None of the above shall apply to [CONFIDENTIAL TREATMENT REQUESTED], whom Buyer has agreed to pay a salary of $2,500.00 a week for a minimum of 60 days, provided Mr. [CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT REQUESTED

                        REQUESTED] agrees to work for this same period of time, and thereafter, an additional 30 days at Mr. [CONFIDENTIAL TREATMENT REQUESTED]’s option. Thereafter, Seller Equityholder may solicit or hire Mr. [CONFIDENTIAL TREATMENT REQUESTED]. It is the general intent of the Buyer and Seller that should any manager’s net income be reduced by 10% or more on the average, during any forty-five (45) day period, that the Seller would have the option of hiring such manager.

8.17                           Contracts and Commitments.

a.                       Schedule 8.17 contains a true and complete list of all of [CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED]’s written, and a description of all of [CONFIDENTIAL TREATMENT REQUESTED]’s unwritten, contracts, obligations, agreements, plans, arrangements, and commitments of any kind or nature (the “Contracts and Commitments”), except for

(i)            those contracts that are described in another Schedule;

(ii)           each purchase contract with a customer made in the ordinary course of business consistent with past practices under which [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] is obligated to deliver less than $500.00 in goods and/or services in each transaction or series of related transactions; and

(iii)          each purchase commitment made in the ordinary course of business at prevailing prices, consistent with past practices, that is not in excess of $1000.00 in each transaction or series of related transactions.

b.                      All Contracts and Commitments are in full force and effect without amendment (unless the amendments are clearly noted), and Buyer is and shall be entitled to all benefits from all Contracts and Commitments.

c.                       True and complete copies of all Contracts and Commitments have been delivered to Buyer. All Contracts and Commitments are the result of bona fide, arm’s-length transactions and are legal, valid, and binding obligations of the parties to them enforceable in accordance with their respective terms, subject to laws generally governing bankruptcy and the enforcement of creditors’ rights.

d.                      Except as set forth in attached Schedule 8.17, no default or alleged default exists on the part of [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] nor, to the Best Knowledge of Seller Equityholder, on the part of any other person or entity, under any Contract or Commitment.

8.18                        Title to Assets. Except as set forth in attached Schedule 8.18, [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] is the sole and absolute owner, lessee or

CONFIDENTIAL TREATMENT REQUESTED

                                                license holder of all the assets used in the operation of the Business and/or purported to be owned by [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED], and has good and marketable title to all such assets, free from all Encumbrances (or, in the case of its interest as lessee, a good leasehold interest, and in the case of licenses, is the license holder). Schedule 8.18 lists or describes all property used in the conduct of the Business and/or situated on the Premises that is owned by or an interest in which is claimed by any other person or entity (whether a customer, supplier, or other person or entity) for which [CONFIDENTIAL TREATMENT REQUESTED] or [CONFIDENTIAL TREATMENT REQUESTED] is responsible, together with copies of all related agreements. All such property is situated on the Premises and is in such condition that, upon return to its owner, [CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED] will not be liable in any amount to the owner.

8.19                        Condition of Assets. Each item situated at the Premises and listed on the respective balance sheet is being sold as is, where is, with all defects. Between the date of this Agreement and Closing, Seller agrees to reasonably maintain all equipment and assets as may be need to reasonably operate the business. Furthermore, Seller agrees not to commit waste.

8.20                        Receivables. [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] are entitled to all accounts receivable relating to activity prior to the Closing Date and Buyer shall assist in collecting any such amounts and Buyer shall promptly forward to Seller any such amounts that Buyer receives on or after the Closing Date, which amounts shall be applied to the closing adjustments and any net amount distributed to Equityholder.

8.21                        Sufficiency of Assets. The assets reflected in the Financial Statements, constitute and will constitute all of the property and assets, real, personal, and mixed, tangible and intangible (including, without limitation, contract rights), that are used or useful in, or are necessary for the conduct of, the Business in accordance with present practices, other than (i) those permits and licenses that Buyer will be obtaining as a condition to its obligation to close, (ii) assets used or consumed in the ordinary course of business prior to the Closing date, and (iii) the Excluded Assets that are referred to above and that Seller shall be entitled to retain (including cash and receivables), and such assets are sufficient for Buyer to continue to operate the Business in the ordinary course of business after the Closing Date. By closing this agreement, the Buyer shall be deemed to be satisfied with the assets of the Business.

8.22                           Taxes. [To be reviewed by Seller’s accountants.]

a.                       For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, foreign, and other taxes (including, without limitation, income taxes;

CONFIDENTIAL TREATMENT REQUESTED

                        premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll- related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and any penalties. For purposes of this Agreement, (i) a Tax is “imposed” upon a person if such person is responsible under applicable law for the payment, withholding, or collection of such Tax; (ii) a person is “subject to” a Tax if such Tax is imposed on either (A) such person or (B) a third party based on the activities or assets of such person; and (iii) a Tax is “of” a person if either clause (i) or (ii) of this Section 8.22(a) pertains to such Tax and such person.

b.                      For purposes of this Agreement, Tax Return shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection, or payment of any Tax.

c.                       Except as otherwise disclosed on Schedule 8.22, [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] has filed on a timely basis (within any applicable extension periods) all Tax Returns it is required to file under any federal, state, local, or foreign law and has paid or established an adequate reserve with respect to all Taxes imposed on said corporation for the periods covered by such returns. No claim has ever been made by a governmental authority in a jurisdiction where [CONFIDENTIAL TREATMENT REQUESTED] does not file Tax Returns that it is or may be subject to Taxes imposed by that jurisdiction. No agreements have been made by or on behalf of [CONFIDENTIAL TREATMENT REQUESTED] for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. [CONFIDENTIAL TREATMENT REQUESTED] and its officers have receive d no notice of any pending or threatened audit by the IRS or any state, local, or foreign agency related to [CONFIDENTIAL TREATMENT REQUESTED]’s Tax Returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against [CONFIDENTIAL TREATMENT REQUESTED]. There are no federal, state, or local Tax Encumbrances outstanding against any of [CONFIDENTIAL TREATMENT REQUESTED]’s assets. There are no outstanding powers of attorney issued by [CONFIDENTIAL TREATMENT REQUESTED] with respect to any matter relating to Taxes.

d.                      [CONFIDENTIAL TREATMENT REQUESTED] has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person or entity. [CONFIDENTIAL TREATMENT REQUESTED] has, in accordance with Treasury Regulation Section 1.6662- 3(c), “adequately disclosed” on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC 6662, or, as applicable, such disclosure would meet the conditions of any provision analogous or similar to

CONFIDENTIAL TREATMENT REQUESTED

                        Treasury Regulation Section 1.6662-3(c) contained in any state, local, or foreign tax law to which it is asserted that [CONFIDENTIAL TREATMENT REQUESTED] is or could be subject. There are no Tax rulings or requests for rulings relating to [CONFIDENTIAL TREATMENT REQUESTED] that could affect [CONFIDENTIAL TREATMENT REQUESTED]’s Tax liability for any period (or portion of a period) after the Closing Date.

e.                       Seller will as of the Closing Date provide to Buyer its correct taxpayer identification number on executed IRS Form W-9. Buyer is not required to withhold any Taxes on any payments under this Agreement including, without limitation, any withholding pursuant to IRC 3406 or Chapter 3 of the Code. Seller and Seller is a United States person (as defined in IRC 7701(a)(30)).

f.                         If Seller is an S corporation, Seller is now and has been at all times since        N.A.        a validly electing S corporation within the meaning of IRC 1361 and 1362 and will be a validly electing S corporation up to and including the Closing Date.

g.                      No property of [CONFIDENTIAL TREATMENT REQUESTED] is tax-exempt use property within the meaning of IRC 168(h) or tax-exempt bond financed property within the meaning of IRC 168(g). [CONFIDENTIAL TREATMENT REQUESTED] has not made, nor is obligated to make, any payment nor is a party to any agreement that could obligate it to make any payments that, under IRC 280G or IRC 162(m), were or will not be deductible for Tax purposes.

h.                      [CONFIDENTIAL TREATMENT REQUESTED] is not a United States real property holding corporation within the meaning of IRC 897.

i.                          [CONFIDENTIAL TREATMENT REQUESTED] is not subject to any Tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.

j.                          [CONFIDENTIAL TREATMENT REQUESTED] will not be required to include any item of income or gain in, or to exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date under IRC 481(c), or any corresponding or similar provision of state, local, or foreign Tax law; (ii) closing agreement as described in IRC 7121, or any corresponding or similar provision of state, local, or foreign Tax law, executed on or before the Closing Date; or (iii) installment sale made on or before the Closing Date.

k.                       Any adjustment of Tax of [CONFIDENTIAL TREATMENT REQUESTED] made by the IRS in any examination that is required to be reported to the appropriate state, local, or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid, to the best knowledge of Seller.

l.                          (i) [CONFIDENTIAL TREATMENT REQUESTED] has not, within the last six

CONFIDENTIAL TREATMENT REQUESTED

years, been a member of an affiliated group (as defined in IRC 1504(a)) filing a consolidated United States federal income Tax Return, or similar Tax Return under the provisions of state, local or foreign law; and (ii) no claim has been asserted against [CONFIDENTIAL TREATMENT REQUESTED] based upon liability for the Taxes of another person (A) under Treasury Regulation Section 1.1502-6 or any corresponding or similar provisions of state, local, or foreign law, (B) as a transferee or successor, or (C) by contract or otherwise. [CONFIDENTIAL TREATMENT REQUESTED] does not have a subsidiary investment that could reasonably be expected to be subject to the loss disallowance rules of Temporary Treasury Regulation Section 1.337(d)-2T.

8.23                        Litigation. There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the Best Knowledge of the Seller Equityholder, threatened against or affecting [CONFIDENTIAL TREATMENT REQUESTED], its business, or its assets.

8.24                           INTENTIONALLY DELETED.

8.25                           Environmental Matters. INTENTIONALLY DELETED

8.26                        Compliance with Laws. At all times before the Closing Date, [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] have, to the best of its knowledge, complied with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Business or its assets or, to the extent an issue has been raised, [CONFIDENTIAL TREATMENT REQUESTED] has responded.

8.27                           Suppliers and Customers.

a.                       A complete and accurate list of all suppliers or vendors of products or services to [CONFIDENTIAL TREATMENT REQUESTED] in connection with the Business (other than legal or accounting services) aggregating more than $10,000.00 (at cost) annually during [CONFIDENTIAL TREATMENT REQUESTED]’s last fiscal year, and the address of each supplier or vendor and the amount sold to [CONFIDENTIAL TREATMENT REQUESTED] during that period, is set forth in Schedule 8.27. The names of any suppliers of goods or services with respect to which practical alternative sources of supply are not available on comparable terms and conditions are separately listed in Schedule 8.27.

b.                      [CONFIDENTIAL TREATMENT REQUESTED] does not keep records of its customers.

c.                       Seller Equityholder has no information that might reasonably indicate that any supplier of [CONFIDENTIAL TREATMENT REQUESTED] intends to cease purchasing from, selling to, or dealing with [CONFIDENTIAL TREATMENT REQUESTED]. No information has been brought to the attention of Seller Equityholder that might reasonably lead any of him to believe that any supplier

CONFIDENTIAL TREATMENT REQUESTED

                        intends to alter, in any material respect, the amount of its sales or the extent of its dealings with [CONFIDENTIAL TREATMENT REQUESTED], or would alter in any material respect its sales to, or dealings with [CONFIDENTIAL TREATMENT REQUESTED], in the event the transactions contemplated by this Agreement are consummated.

8.28                        No Brokers. Neither Seller nor Seller Equityholder have engaged, or are responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement, except for [CONFIDENTIAL TREATMENT REQUESTED], who will be compensated by Buyer, pursuant to an agreement exclusive between Buyer and Mr. [CONFIDENTIAL TREATMENT REQUESTED] that is acceptable to Mr. [CONFIDENTIAL TREATMENT REQUESTED], as verified by a letter from Mr. [CONFIDENTIAL TREATMENT REQUESTED].

8.29                        Insider Transactions. Seller has furnished Buyer a complete and accurate list and a brief description of all contracts or other transactions involving [CONFIDENTIAL TREATMENT REQUESTED] in which any officer, director, employee, or shareholder of [CONFIDENTIAL TREATMENT REQUESTED] or any member of their immediate families; or any affiliate has any interest is set forth on Schedule 8.29.

8.30                        Bank Accounts. The Buyer shall establish a new separate bank account in the name of [CONFIDENTIAL TREATMENT REQUESTED]. However, Seller shall close its bank accounts for [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] within 60 days after Closing.

8.31                        Intellectual Property. Schedule 8.31 lists or briefly describes all of [CONFIDENTIAL TREATMENT REQUESTED]’s material Intellectual Property (other than know-how, trade secrets, and confidential and proprietary processes and technology) that [CONFIDENTIAL TREATMENT REQUESTED] directly or indirectly owns, licenses, uses, requires for use, or controls in whole or in part, including rights relating to the playing of music and video, and all licenses and other agreements allowing the [CONFIDENTIAL TREATMENT REQUESTED] to use the intellectual property of third parties. [CONFIDENTIAL TREATMENT REQUESTED] does not own, directly or indirectly, or use any patents, copyrights, trademarks, or service marks in the Business, except as disclosed on Schedule 8.31. Except as set forth in Schedule 8.31, [CONFIDENTIAL TREATMENT REQUESTED] is the sole and exclusive owner of the Intellectual Property, free and clear of all Encumbrances. [CONFIDENTIAL TREATMENT REQUESTED]’s Intellectual Property, or its use by [CONFIDENTIAL TREATMENT REQUESTED] or any activity of [CONFIDENTIAL TREATMENT REQUESTED] in the conduct of the Business, does not infringe on any other person’s intellectual property, and, to the Best Knowledge of the Seller Equityholder, no activity of any other person

CONFIDENTIAL TREATMENT REQUESTED

                                                infringes on any of the Intellectual Property. [CONFIDENTIAL TREATMENT REQUESTED] has been and is now conducting the Business in a manner that has not been and is not now in violation of any other- 20 - person’s intellectual property, and [CONFIDENTIAL TREATMENT REQUESTED] does not require a license or other proprietary right to so operate the Business. For the purposes of this Agreement, Intellectual Property means all intellectual property and intellectual property rights owned or licensed by [CONFIDENTIAL TREATMENT REQUESTED] including, but not limited to, all inventions, discoveries, improvements, designs, prototypes, trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, patents, patent applications, registered and unregistered copyrights and copyright rights in both published and unpublished works, registered and unregistered trademarks, registered and unregistered trade names, formulae and secret and confidential processes, know-how, technology, process technology, customer lists, computer software, data, databases and other industrial property (whether patentable or unpatentable), all rights to sue for infringement of any of the foregoing, all renewals or extensions of any of the foregoing, and all goodwill of [CONFIDENTIAL TREATMENT REQUESTED]relating to any of the foregoing.

8.32                        Insurance. All insurance policies covering [CONFIDENTIAL TREATMENT REQUESTED]’s property or providing for business interruption, personal, and other insurance are described in Schedule 8.32 (which specifies the insurer, policy number, type of insurance, and any pending claims). Such insurance is in amounts [CONFIDENTIAL TREATMENT REQUESTED] deems sufficient with respect to its assets, properties, business, operations, products, and services as the same are presently owned or conducted, and all such policies are in full force and effect and the premiums have been paid. There are no claims, actions, suits, or proceedings arising out of or based on any of these insurance policies, and no basis for any such claim, action, suit, or proceeding exists. [CONFIDENTIAL TREATMENT REQUESTED] is not in default with respect to any provisions contained in any such insurance policies and has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

8.33                        Materiality. No statement in this Agreement, in any schedule to this Agreement, or in any certificate delivered to Buyer pursuant to this Agreement fails or will fail to contain any material fact necessary to make the statement(s) not misleading.

9.                                    Buyer’s Representations and Warranties. Each of VCG Holding Corporation and Buyer represents and warrants to Seller Equityholders as of the date of this Agreement and the Closing Date that:

9.1                              Organization and Standing. Buyer is a corporation which will be formed and organized and validly existing under the laws of the State of

CONFIDENTIAL TREATMENT REQUESTED

                                                [CONFIDENTIAL TREATMENT REQUESTED], and Buyer will have all the requisite power and authority to own its properties and to perform its obligations hereunder.

9.2                              Authorization. VCG Holding Corporation has taken, and Buyer will have taken on or before the Closing, all necessary action (a) to approve the execution, delivery, and performance of this Agreement and each of the Related Agreements and (b) to consummate the transactions contemplated under these agreements. VCG Holding Corporation has duly executed and delivered this Agreement. This Agreement is, and each of the Related Agreements when executed by the parties will be, the legal, valid, and binding obligations of VCG Holding Corporation and Buyer, enforceable against VCG Holding Corporation and Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

9.3                                 Existing Agreements and Governmental Approvals.

a.                       Except as set forth on Schedule 8.6, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by it (i) do not and will not violate any provisions of law applicable to VCG Holding Corporation or Buyer; (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) VCG Holding Corporation’s or Buyer’s Articles of Incorporation or Bylaws or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which VCG Holding Corporation or Buyer is a party or by which either of them or any of the irrespective assets and properties are bound; and (iii) do not and will not result in the creation of any Encumbrance on any of VCG Holding Corporation’s or the Buyer’s properties, assets, or business.

b.                      Except as set forth on Schedule 8.6, no approval, authority, or consent of, or filing by VCG Holding Corporation or Buyer with, or notification to, any federal, state, or local court, authority, or governmental or regulatory body or agency or any other corporation, limited liability company, partnership, individual, or other entity is necessary to authorize VCG Holding Corporation or Buyer’s execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

9.4                              Investment Intent. Buyer is acquiring the Purchased Equity Interests for its own account, for investment, and without any present intention to resell the Purchased Equity Interests.

CONFIDENTIAL TREATMENT REQUESTED

10.                                 Indemnification; Limitation on Liability.

10.1                        Indemnification by Seller. Seller represents to Buyer that, to the best of Seller’s knowledge, at all times relevant to this agreement; the Seller has maintained at least $1,000,000.00 in liability insurance, including liquor liability insurance. Seller Equityholder shall pay, reimburse, indemnify, and hold harmless Buyer, [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] and their respective directors, officers, shareholders, successors, and permitted assigns from and against any and all claims, suits, actions, assessments, losses, diminution in value, liabilities, fines, penalties, damages (compensatory, consequential, direct, indirect, and other), costs, and expenses (including reasonable legal fees) (“Losses”), and including any Losses that arise in the absence of a third-party claim, to the extent of a total aggregate of $500,000.00 beyond the amount of insurance. In addition, Seller and Seller Equity holder agree to indemnify Buyer for (a) Any inaccuracy in any representation or breach of any warranty of the Seller Equityholders contained in this Agreement (whether at the date of this Agreement or the Closing Date), and (b) Seller Equityholders’ failure to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Seller Equityholders under this Agreement or any Related Agreement.

10.2                        Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, Selling Shareholder shall have no personal liability for any matter arising under or relating to this Agreement, beyond the amount of $500,000.00 for a period of three years, which Seller Shareholder may permit to be offset, in whole or in part against Rent to the Landlord. Seller and Selling Shareholder acknowledge that they may have liability under one or more of the Related Agreements, to the extent set forth therein, and this limitation applies only to this Agreement.

10.3                        Waiver of Claims Against Seller. Each Seller Equityholder irrevocably waives and agrees that Seller Equityholders will make no claim against Seller of any kind or character, whether by way of subrogation, indemnity, contribution, breach of contract, or any other theory regarding any claim made by Buyer, Seller, or any other person under Section 10 or otherwise, and each Seller Equityholder irrevocably releases and discharges Seller from any such claim.

10.4                        Indemnification by Buyer. Buyer shall pay, reimburse, indemnify, and hold harmless Seller and Seller Equityholder and their respective directors, officers, shareholders, heirs, successors, and permitted assigns from and against any and all Losses, and including any Losses that arise in the absence of a third-party claim, in connection with or resulting from any claim arising from or relating to Buyer’s operation of the Seller or which arises from a claim that occurred after the Closing Date. In addition, Buyer agrees to indemnify Seller and Seller Equityholder Buyer from (a) Any inaccuracy in any representation or breach of any warranty of the Buyer contained in this Agreement (whether at the date of this Agreement or the Closing Date), and

CONFIDENTIAL TREATMENT REQUESTED

                                                (b) Buyer’s failure to perform or observe in full, or to have performed or observed in full, any covenant, agreement, or condition to be performed or observed by the Buyer under this Agreement or any Related Agreement.

11.                                 Indemnification for Taxes.

a.                       Seller and Seller Equityholder agree to pay, reimburse, indemnify, and hold harmless Buyer and its directors, officers, shareholders, successors, and permitted assigns, from and against any and all Taxes imposed upon [CONFIDENTIAL TREATMENT REQUESTED] payable with respect to, and any and all other Losses arising out of or in any manner incident, relating, or attributable to Taxes imposed upon [CONFIDENTIAL TREATMENT REQUESTED] payable with respect to, or Tax Returns required to be filed by [CONFIDENTIAL TREATMENT REQUESTED] with respect to, income of [CONFIDENTIAL TREATMENT REQUESTED] for (i) any taxable year (or other applicable reporting period) (a “Reporting Period”) of [CONFIDENTIAL TREATMENT REQUESTED] ending on or before the Closing Date (“Pre-closing Tax Period”) other than Losses arising from transactions occurring after the Closing, and (ii) any Reporting Period of [CONFIDENTIAL TREATMENT REQUESTED] that begins before the Closing Date and that ends after the Closing Date (a “Straddle Period”), except that with respect to any Straddle Period, Seller Equityholder shall be responsible for the payment of such Taxes only to the extent that they relate to the portion of such Straddle Period ending on the Closing Date. In addition, Seller shall be responsible up to the aggregate amount set forth in Paragraph 10.1 above, for any amounts which become due for the period of time that the Seller operated the business as a result of any recharacterization of entertainers at the business as employees.

b.                      Buyer and VCG Holding Corporation agrees to pay, reimburse, indemnify, and hold harmless Seller and its directors, officers, shareholders, successors, and permitted assigns (including any in their capacities as officers or directors of [CONFIDENTIAL TREATMENT REQUESTED] prior to the Closing) from and against any and all Taxes imposed upon [CONFIDENTIAL TREATMENT REQUESTED] payable with respect to, and any and all other Losses arising out of or in any manner incident, relating, or attributable to (i) Taxes imposed upon [CONFIDENTIAL TREATMENT REQUESTED]payable with respect to, or Tax Returns required to be filed by [CONFIDENTIAL TREATMENT REQUESTED] with respect to, income of [CONFIDENTIAL TREATMENT REQUESTED] for any Reporting Period of [CONFIDENTIAL TREATMENT REQUESTED] beginning after the Closing Date, (ii) Taxes imposed upon income of [CONFIDENTIAL TREATMENT REQUESTED] for the Straddle Period to the extent attributable to the portion of the Straddle Period beginning on or after the Closing Date, and (iii) Taxes imposed upon [CONFIDENTIAL TREATMENT REQUESTED], or for which [CONFIDENTIAL TREATMENT REQUESTED] may otherwise be liable, as a result of transactions occurring on or after the Closing .

c.                       The indemnities set forth in this Section 11.1 shall survive, in each case, until the applicable statute of limitations has expired for each respective fiscal tax year.

CONFIDENTIAL TREATMENT REQUESTED

11.2                           Preparation of Tax Returns. [To be reviewed by Seller’s accountants]

a.                       Seller and Seller Shareholder shall prepare or cause to be prepared all Tax Returns for income of [CONFIDENTIAL TREATMENT REQUESTED] for any Pre-closing Tax Period of [CONFIDENTIAL TREATMENT REQUESTED] (including amended Tax Returns) (“Pre-closing Period Returns”). Seller shall timely file, or cause to be timely filed, all such Pre-closing Period Returns that are due on or before the Closing Date (giving effect to any extensions thereto). Seller shall timely pay, or cause to be paid, all Taxes imposed upon Seller with respect to such Pre-closing Period Returns.

b.                      Seller shall prepare or cause to be prepared and provide Buyer with Pre-closing Period Returns that are due after the Closing Date (giving effect to any extensions thereto). Promptly upon the finalization of such Tax Returns and in any case not later than 60 30 days before the last date for timely filing of such Tax Returns (giving effect to any valid extensions thereof), Seller shall deliver to Buyer (1) an original of such Tax Return and (2) a check payable to the appropriate taxing authority in the amount of any Taxes payable by [CONFIDENTIAL TREATMENT REQUESTED] shown as due thereon in accordance with Article 7.5 hereinabove. Buyer shall cause such Pre-closing Period Returns to be executed by the appropriate officer of Seller and shall file such returns, together with the appropriate payment, if any, on a timely basis. [Can we avoid this by doing a stub period filing?]

c.                       All Tax Returns that Seller is required to prepare or cause to be prepared in accordance with this Section 11.2 shall be prepared in a manner consistent with past practice, and on such Tax Returns no positions shall be taken, elections made, or method adopted that is inconsistent with positions taken, elections made, or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions that would have the effect of deferring income to periods for which Buyer is liable or accelerating deductions to period for which [CONFIDENTIAL TREATMENT REQUESTED] is liable).

d.                      Buyer shall prepare or cause to be prepared all Tax Returns of [CONFIDENTIAL TREATMENT REQUESTED] for any and all Reporting Periods ending on and after the Closing Date. Buyer shall timely file, or cause to be timely filed, all such Tax Returns and Buyer shall timely pay, or cause to be paid, all Taxes imposed upon with respect to such Tax Returns.

e.                       Buyer shall prepare, or cause to be prepared, all Tax Returns of [CONFIDENTIAL TREATMENT REQUESTED] for any and all Straddle Periods. All Tax Returns for a Straddle Period shall be submitted to Seller at least 45 days before the last date for timely filing of such Tax Return (giving effect to any valid extensions thereof), accompanied by a statement calculating in reasonable detail and in accordance with Section 11.2(f) any payments required of Seller with respect to the amounts payable by [CONFIDENTIAL TREATMENT REQUESTED] shown as due on such Tax Returns after giving effect to any Tax payments made before the Closing Date. The amount of any Tax payment required of Seller under this Section 11.2(e)

CONFIDENTIAL TREATMENT REQUESTED

                        shall be paid by Seller on or before the last date for timely filing such Tax Return (including any valid extensions thereof).

f.                         With respect to any Straddle Period, Seller shall be responsible only for such Taxes imposed upon income of [CONFIDENTIAL TREATMENT REQUESTED] as are allocable to the portion of the Straddle Period ending on the day before the Closing Date. Buyer shall be responsible for, and shall timely pay, or cause to be paid, all other Taxes with respect to all Straddle Periods. The Tax liabilities for each Straddle Period for [CONFIDENTIAL TREATMENT REQUESTED] shall, except as otherwise required by applicable law, be determined by closing the books and records of [CONFIDENTIAL TREATMENT REQUESTED] as of the Closing Date by treating each such Straddle Period as if it were a separate Reporting Period, and by employing accounting methods that are consistent with those employed in preparing the Tax Returns for [CONFIDENTIAL TREATMENT REQUESTED] in Pre-closing Period Returns and that do not have the effect of distorting income, receipts, or expenses (taking into account the transactions contemplated by this Agreement), except that (a) transactions occurring on the Closing Date and after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date, (b) exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (c) in the case of any Tax imposed upon the ownership or holding of real or personal property, such Taxes shall be prorated based on the percentage of the actual period to which such Taxes relate that precedes the Closing Date.

g.                      All Tax Returns that Buyer is required to prepare or cause to be prepared in accordance with this Section 11.2 shall be prepared in a manner consistent with past practice and, on such Tax Returns, no positions shall be taken, elections made, or method adopted that is inconsistent with positions taken, elections made, or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions that would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to period for which Buyer is liable).

h.                      Seller shall be entitled to any credits, rebates, or refunds of Taxes of [CONFIDENTIAL TREATMENT REQUESTED] payable with respect to any Pre-closing Tax Period of [CONFIDENTIAL TREATMENT REQUESTED] and, with respect to any Straddle Period, the portion of the Straddle Period ending on and including the Closing Date. Buyer shall cause the amount of the credits, rebates, or refunds of Taxes to which Seller is entitled under this Section 11.2(h), but which were received by or credited to [CONFIDENTIAL TREATMENT REQUESTED] after the Closing Date, to be paid to Seller within 10 Business Days following such receipt or crediting. Buyer shall send written notice to Seller of any such credit, rebate, or refund as soon as possible after Buyer becomes aware of them.

i.                          Buyer and Seller shall cooperate with one another with respect to Tax matters as more fully set forth in this Section 11. Buyer and Seller shall cooperate fully as and to

CONFIDENTIAL TREATMENT REQUESTED

                        the extent reasonably requested by the other party, at the other party’s expense, in connection with the filing of Tax Returns pursuant to this Section 11 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request and at the other party’s expense)the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to [CONFIDENTIAL TREATMENT REQUESTED] relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice before transferring, destroying, or discarding any such books and records and, if the other party so requests, Buyer or Seller , as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded.

11.3                        Certificate of Nonforeign Status. Each of the Seller and Seller Equityholder shall deliver to Buyer at the Closing a certificate of nonforeign status (the “Certificate of Nonforeign Status”) in accordance with Treasury Regulation Section 1.1445- 2(b)(2).

12.                              Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated, and Seller Equityholders shall pay all of the cost and expenses incurred by Seller.

13.                                 Termination.

13.1                           This Agreement may be terminated at any time before the Closing Date as follows:

a.                       By Buyer and Seller in a written instrument.

b.                      By Buyer or Seller if the Closing does not occur on the Closing Date or within a reasonable time thereafter.

c.                       By Buyer or Seller if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.

d.                      By Buyer or Seller if there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other, and this breach is not cured within 10 Business Days after the breaching party or parties receive written notice of the breach from the other party.

CONFIDENTIAL TREATMENT REQUESTED

13.2                        If terminated as provided in Section 13.1, this Agreement shall forthwith become void and have no effect, except for Sections 13.3 and 14, and except that no party shall be relieved or released from any liabilities or damages arising out of the party’s breach of any provision of this Agreement.

13.3                        Buyer and VCG Holding Corporation, jointly and severally, on the one hand, and the Seller and Seller Equityholder, jointly and severally, on the other, agree that if this Agreement is terminated, each party will not (and, in the case of Seller, shall cause [CONFIDENTIAL TREATMENT REQUESTED] to not), during the one-year period following the termination, directly or indirectly solicit any employee of the other party to leave the employment of the other party.

14.                                 Miscellaneous Provisions.

14.1                        Representations and Warranties. All of the representations and warranties made by the Buyer and Seller pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, except for those specifically terminated at closing by this Agreement.

14.2                        Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:

if to Seller Equityholders:

Mr. [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

With a Copy to:

Mr. [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

Facsimile: [CONFIDENTIAL TREATMENT REQUESTED]

if to Buyer:

Troy Lowrie

VCG Holding Corp.

390 Union St., Suite 540

Lakewood, CO  80228

Facsimile: (303) 922-0746

and

CONFIDENTIAL TREATMENT REQUESTED

Michael L. Ocello

VCG Holding Corp.

1401 Mississippi Avenue, #10

Sauget, IL 62201

Facsimile: (681) 271-8384

With a Copy to

Allan S. Rubin, Esq.

Draper, Rubin & Shulman, P.L.C.

29800 Telegraph Road

Southfield, Michigan 48034

Facsimile: 248-358-9729

or to such other address or facsimile number that the parties may designate in writing.

14.3                        Assignment. Neither Seller Equityholder nor Seller, on one hand,  nor VCG Holding Corporation or Buyer, on the other, shall assign this Agreement, or any interest in it, without the prior written consent of the other, except that VCG Holding Corporation may assign any or all of its rights to any wholly owned subsidiary of VCG Holding Corporation, without Seller’s or Seller Equityholder’s consent. In no event shall consent be unreasonably withheld.

14.4                        Parties in Interest and Expenses. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person or entity. Each party to this agreement shall be responsible for there own costs, expenses, and professional fees relating to this agreement.

14.5                        Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of [CONFIDENTIAL TREATMENT REQUESTED].

14.6                        Counterparts/Fax Signatures. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument. Fax signatures shall have the same force and effect as originals.

14.7                        Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it, and must be signed by the party against whom enforcement of any such amendment, supplement, or modification is sought. The terms of the

CONFIDENTIAL TREATMENT REQUESTED

                                             Letter Agreement dated June 9, 2007 and attached hereto as Schedule 14.7 are incorporated herein. To the extent that any provision of the Letter Agreement contradicts any provision of this Agreement, then this Agreement shall control.

14.8                        Buyer and Seller agree that this Agreement memorializes their binding agreement and intent, as set forth in the Letter of Intent dated July 9, 2007 as “Schedule 14.7”. However, both Buyer and Seller acknowledge and agree that there may be need for minor revisions to minor terms of the Agreement. Buyer and Seller agree that they will in good faith cooperate with each other to modify or amend this Agreement as may be necessary to accomplish the binding intent of the parties. Any change that the Buyer or Seller might request shall be approved by Buyer and Seller, acting in good faith, prior to closing. In the event the Buyer and Seller are unable to agree and the requested change is not a material item or material issue, the closing shall be completed on the closing date and the issue shall be resolved by arbitration in accordance with the law of the State of [CONFIDENTIAL TREATMENT REQUESTED].

CONFIDENTIAL TREATMENT REQUESTED

The parties have executed this Agreement on the date set forth on the first page of this Agreement.

[CONFIDENTIAL TREATMENT REQUESTED]

/s/ [CONFIDENTIAL TREATMENT REQUESTED]
By:
Its: President

[CONFIDENTIAL TREATMENT REQUESTED]

/s/ [CONFIDENTIAL TREATMENT REQUESTED]
By:
Its: President

SELLER EQUITYHOLDER

/s/ [CONFIDENTIAL TREATMENT REQUESTED]

BUYER VCG HOLDING
CORPORATION

By: /s/ Troy Lowrie
Its: Chairman/CEO

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 2.3b

Pre-Paid Items

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 2.4

Purchase Price Allocation/Payment

PAYEE	AMOUNT
[CONFIDENTIAL TREATMENT REQUESTED]\ Seller Equityholder	$3,950,000
[CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED]	550,000
[CONFIDENTIAL TREATMENT REQUESTED] Option Payment	1,000,000

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 2.8

BALANCE SHEET AND PHYSICAL INVENTORY

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.1

NON-COMPETITION AGREEMENT

Confidentiality Agreement

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 3.4

PROPOSED LEASE

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5.3

DUE DILIGENCE LIST

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.2

[CONFIDENTIAL TREATMENT REQUESTED], and [CONFIDENTIAL TREATMENT REQUESTED]

ARTICLES OF INCORPORATION AND BY-LAWS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.3

[CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED]

SHAREHOLDERS AND STOCK CERTIFICATE NUMBERS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.6

GOVERNMENTAL AND SHAREHOLDER APPROVALS

(To be supplied by Seller Equityholders)

1. Governmental Approvals

a. The [CONFIDENTIAL TREATMENT REQUESTED] Alcoholic Beverage Commission – Transfer of Liquor Licenses and Permits

b. City of [CONFIDENTIAL TREATMENT REQUESTED] – Adult Entertainment Licenses

2. Shareholder Approvals

A. [CONFIDENTIAL TREATMENT REQUESTED]

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.9

Licenses and Permits

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.10

FINANCIAL INFORMATION

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.11

UNDISCLOSED LIABILITIES

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.12

CHANGES IN ORDINARY COURSE OF BUSINESS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.13

ADVERSE CHANGES TO BUSINESS

To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.15

EMPLOYEE BENEFIT PLANS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.16

LIST OF EMPLOYEES AND INDEPENDENT CONTRACTORS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.17

Assumed Contracts

CONTRACTS AND COMMITMENTS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.18

ASSETS NOT OWNED BY SELLER USED IN BUSINESS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.22

TAX DISCLOSURES

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.25

ENVIRONMENTAL DISCLOSURES

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.27

SUPPLIERS, VENDORS, AND CUSTOMERS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.27a

VIP CUSTOMERS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.29

INSIDER TRANSACTIONS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.30

BANK ACCOUNTS

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.31

INTELLECTUAL PROPERTY

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 8.32

INSURANCE

(To be supplied by Seller Equityholders)

CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 14.7

Letter Agreement dated June 9, 2007